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                [KRAMER, LEVIN, NAFTALIS & FRANKEL LETTERHEAD]


                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                          NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100

                                                  June 12, 1998

SF Holdings Group, Inc.
115 Stevens Avenue
Valhalla, NY 10595

Ladies and Gentlemen:

                  We have acted as counsel for SF Holdings Group, Inc. (the "Company") in connection with the registration statement on Form S-4
(Reg. No. 333-50683), as amended by Amendment No. 1 thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Company of $144,000,000 aggregate principal amount of 12 3/4% Series B Senior Secured Discount Notes due 2008 (the "New Notes") of the Company for a like amount of privately placed 12 3/4% Series A Senior Secured Discount Notes due 2008 (the "Old Notes") (the "Exchange Offer"). The New Notes will be issued pursuant to the Indenture (the "Indenture") dated March 12, 1998 between the Company and The Bank of New York, as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

                  In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all

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Kramer, Levin, Naftalis & Frankel

SF Holdings Group, Inc.
June 12, 1998
Page 2



documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the company.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  the new notes have been duly authorized by the company and, when issued and delivered in exchange for the old notes in the manner set forth in the registration statement and executed and authenticated in accordance with the terms and conditions of the indenture (and assuming the due authorization, execution and delivery of the indenture by each of the parties thereto), will constitute legal, valid and binding obligations of the company.

                  We hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to our firm under the headings "the exchange offer - federal income tax considerations," "federal income tax considerations" and "legal matters" in the prospectus that forms a part thereof.

                  We are delivering this opinion to the company, and no person other than the company and its securityholders may rely upon it.

                                            Very truly yours,

                                            Kramer, Levin, Naftalis & Frankel

                                            /s/ Shari Krouner